Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal 2019 Financial Results

Grows Fourth Quarter Net Sales 5.3% to $2.0 Billion

Reports Positive Retail Comparable Store Sales of 0.5%

Generates Profitability In-Line with Company Guidance

Provides Fiscal Year 2020 Outlook

GRAND RAPIDS, MICHIGAN – February 19, 2020 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and 52-week fiscal year ended December 28, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Net sales growth of 5.3%, to $2.00 billion from $1.90 billion in the prior year quarter, representing the fifteenth consecutive quarter of growth.
•	Retail comparable store sales of 0.5%, were positive for the second consecutive quarter.
•	EPS of $0.15 per share; Adjusted EPS of $0.23, including $0.11 in CEO transition and supplemental incentive program costs (“Transition Costs”).
•	Significant working capital improvements over the prior year, including over $45 million in inventory reductions, excluding the impact of the Martin’s Super Markets (“Martin’s”) acquisition.

“We are pleased with the progress that was made in the last quarter,” said Dennis Eidson, Interim President and Chief Executive Officer. “By focusing on execution, we were able to deliver positive retail comparable store sales for the second consecutive quarter, reduce working capital and increase our free cash flow, while making improvements in our supply chain operations. As a result, we were able to deliver results consistent with the guidance we provided following the third quarter and are optimistic about our future outlook.”

Consolidated Financial Results

Consolidated net sales for the fourth quarter increased $101.2 million, or 5.3%, to $2.00 billion from $1.90 billion in the prior year quarter. The increase in net sales was generated through the acquisition of Martin’s, as well as higher sales within the Food Distribution segment prior to the elimination of the intercompany sales for the acquired business.

Gross profit for the fourth quarter of fiscal 2019 was $286.7 million, or 14.4% of net sales, compared to $245.4 million, or 12.9% of net sales, in the prior year quarter. The growth in gross profit and improvement as a percent of net sales was primarily driven by the acquisition of Martin’s and the resulting higher mix of Retail sales.

Reported operating expenses for the fourth quarter were $275.1 million, or 13.8% of net sales, compared to $257.2 million, or 13.6% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to the additional Retail segment business associated with Martin’s, which has higher operating expense rates than the distribution business. Additionally, the Company incurred $4.6 million in higher healthcare costs in the current year quarter. These increases were partially offset by a decrease in asset impairment charges. Fourth quarter operating expenses would have been $272.2 million, or 13.6% of net sales, compared to $223.2 million, or 11.8% of net sales, in the prior year quarter, excluding the asset impairment charges and other adjustments detailed in Table 3.

The Company reported operating earnings of $11.6 million compared to a loss of $11.9 million in the prior year quarter. The improvement was primarily attributable to the decrease in asset impairment charges as well as sales growth, partially offset by higher supply chain costs and administrative expenses, including higher healthcare costs and the Transition Costs. Adjusted operating earnings(1) were $15.2 million compared to $22.2 million in the prior year quarter. Adjusted operating earnings decreased due to the higher costs mentioned above, but benefited from the exclusion of losses related to Fresh Kitchen operations, which were not adjusted in the prior year quarter. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

The Company reported earnings from continuing operations of $5.5 million, or $0.15 per share, compared to a loss of $14.0 million, or $0.39 per diluted share, in the prior year quarter. The improvement reflects the operating earnings changes noted above, as well as lower interest expense.

Adjusted earnings from continuing operations(3) for the fourth quarter were $8.3 million, or $0.23 per diluted share, and include $3.9 million after tax, or $0.11 per diluted share, in Transition Costs. Adjusted earnings from continuing operations for the prior year quarter were $11.4 million, or $0.32 per diluted share. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(2) was $37.4 million compared to $44.3 million in the prior year quarter due to factors mentioned above.

Segment Financial Results

Food Distribution

Net sales for Food Distribution decreased $15.4 million, or 1.6%, to $938.9 million from $954.4 million in the prior year quarter. Excluding the impact of the elimination of intercompany sales to Martin’s, net sales increased 2.5%, primarily due to sales growth with existing customers.

Reported operating earnings for Food Distribution were $10.9 million compared to a loss of $14.3 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to lower asset impairment charges, partially offset by higher corporate administrative expenses, including Transition Costs, and higher supply chain costs. Fourth quarter adjusted operating earnings(1) were $15.7 million compared to $17.9 million in the prior year quarter. Adjusted operating earnings exclude losses associated with Fresh Kitchen operations and disposition activities in the current year, and an impairment charge related to the insolvency of a customer in the prior year quarter.

Retail

Net sales for Retail increased $118.9 million, or 27.7%, to $548.0 million from $429.1 million in the prior year quarter primarily due to the acquisition of Martin’s. Comparable store sales of 0.5% were offset by the impact of store closures.

Reported operating earnings for Retail were $4.2 million compared to operating earnings of $2.9 million in the prior year quarter. The increase in reported operating earnings was due to decreases in restructuring costs, merger/acquisition and integration costs, and the contribution of the acquired Martin’s stores, partially offset by higher healthcare costs and Transition Costs. Adjusted operating earnings(1) were $3.0 million compared to $4.7 million in the prior year quarter and exclude restructuring costs and merger/acquisition and integration activity in both periods.

Military Distribution

Net sales for Military Distribution decreased $2.3 million, or 0.5%, to $511.0 million from $513.3 million in the prior year quarter. The decrease was due to lower comparable sales at Defense Commissary Agency (“DeCA”) operated locations partially offset by the continued expansion of DeCA’s private brand program.

The reported operating loss for Military Distribution was $3.5 million compared to $0.5 million in the prior year quarter. The change was primarily attributable to higher supply chain costs and corporate administrative expenses, partially offset by improvements in margin rates. Adjusted operating loss(1) was $3.5 million compared to $0.4 million in the prior year quarter.

Fiscal Year 2019 Results

Consolidated net sales for the fiscal year ended December 28, 2019 increased $471.5 million, or 5.8%, to $8.54 billion from $8.06 billion in the prior fiscal year. The increase in net sales was generated through the acquisition of Martin’s, as well as higher sales within the Food Distribution segment prior to the elimination of the intercompany sales for the acquired business.

The Company reported earnings from continuing operations for fiscal 2019 of $5.9 million, or $0.16 per diluted share, compared to $33.8 million, or $0.94 per diluted share, in the prior year. The decrease was primarily related to pension termination expenses, an increase in supply chain costs, and higher administrative expenses, including Transition Costs. These factors were partially offset by lower restructuring charges and the contribution of the acquired Martin’s stores. Adjusted earnings from continuing operations(3) for fiscal 2019 were $39.9 million, or $1.10 per diluted share, compared to $67.3 million, or $1.87 per diluted share, in the prior year. Fiscal 2019 adjusted earnings exclude $34.0 million of net after-tax charges primarily related to pension termination expense, asset impairment charges, one-time costs associated with Project One Team and losses from the Fresh Kitchen operations in the second half of the year. Fiscal 2018 adjusted earnings from continuing operations exclude $33.5 million of net after-tax charges primarily related to asset impairment.

Adjusted EBITDA(2) for fiscal 2019 was $177.9 million, or 2.1% of net sales, compared to $209.4 million, or 2.6% of net sales, in fiscal 2018.

Capital expenditures totaled $74.8 million in fiscal 2019, as approximately $12 million more in expenditures were incurred but not paid in the last period of the fiscal year compared to 2018, shifting the purchases from fiscal 2019 to fiscal 2020 for cash flow purposes. The Company incurred depreciation and amortization expense of $88.4 million in fiscal 2019.

Cash Flow

Cash flows provided by operating activities in fiscal 2019 were $180.2 million, compared to $171.7 million in the prior year. The increase was due to improvements in working capital, partially offset by lower earnings from continuing operations.  The Company generated $105.4 million in free cash flow(5) in the current year and $100.2 million in the prior year. SpartanNash reduced net long-term debt(6) levels by $15.1 million during fiscal 2019.

The Company declared $27.6 million in 2019 quarterly cash dividends equal to $0.76 per common share.

Strategic Business Objectives

Following are key updates to the Company’s progress towards its strategic business objectives during the fourth quarter of 2019:

•	Sustained mid-single digit sales growth in the fourth quarter, realizing 5.3% net sales growth from the same quarter in the prior year and delivering the 15th consecutive quarter of net sales growth.

•

Made significant progress on implementation of Project One Team initiatives, continuing to support the expected realization of a run-rate of over $20.0 million in annual cost savings by April 20, 2021.

•

Continued to make reductions to working capital, realizing a significant improvement over the fourth quarter of 2018, despite sustaining net sales growth and the acquisition of Martin’s in early 2019. Working capital improvements were driven by reductions in inventory levels of over $45 million, excluding the acquisition.

•

Ceased production within the Fresh Kitchen during the fourth quarter of fiscal 2019 and entered into an agreement to sell the facility and related equipment with an expected closing date late in the first quarter of fiscal 2020.

Outlook

For the 53-week fiscal year ending January 2, 2021, the Company anticipates low-single digit percentage sales growth. On a 52-week basis, the Company expects the Food Distribution segment will continue to achieve mid-single digit sales growth driven by existing customers and new business, partially offset by attrition in the independent retail base and the closure of the Fresh Kitchen operations. The Company expects positive Retail segment comparable sales for fiscal 2020 to range from 0.1% to 0.7%. In the Military Distribution segment, the Company expects a continued decline in the DeCA comparable sales trend, partially offset by growth in DeCA private brands, resulting in a mid-single digit percentage sales decline. The Company will also benefit from an additional week of sales compared to the 52-week year ended December 28, 2019, which will be reflected in the Company’s fourth quarter fiscal 2020 results.

The Company is also initiating fiscal 2020 adjusted EBITDA guidance of $180 million to $190 million, compared to fiscal 2019’s adjusted EBITDA(2) of $177.9 million, consistent with the Company’s projected increases in operating earnings.

For fiscal year 2020, the Company anticipates adjusted earnings per share from continuing operations(4) of approximately $1.12 to $1.20, excluding restructuring charges, merger/acquisition and integration expenses and other adjusted items totaling $7.5 million to $9.0 million before taxes, as detailed in Table 7. The favorable contributions from initiatives associated with Project One Team are expected to be partially offset by the increase in costs to achieve normalized incentive compensation levels. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $0.93 to $1.04 per diluted share, compared to earnings from continuing operations of $0.16 per diluted share in fiscal 2019. The anticipated adjusted and reported earnings per share from continuing operations include approximately $0.02 in benefits from the 53rd week in fiscal 2020 as compared to 52-weeks in fiscal 2019.

The Company’s guidance reflects an effective tax rate of 23.5% to 24.5% for fiscal year 2020. The Company expects capital expenditures for fiscal year 2020 to be in the range of $80.0 million to $90.0 million, including the $12 million in 2019 capital expenditure accruals mentioned previously, with depreciation and amortization of $88.0 million to $94.0 million. Interest expense is expected to range from $27.0 million to $28.0 million in fiscal 2020.

With the low volume post-Easter week moving into fiscal 2020’s first quarter, the Company expects Retail comparable sales to be approximately flat. Adjusted diluted earnings per share from continuing operations for the first quarter of fiscal 2020 are expected to be slightly above the first quarter of fiscal 2019.

The Board of Directors has continued a comprehensive process to identify the Company’s next Chief Executive Officer and has made progress in the search over the last quarter.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter 2019 financial results is scheduled for Thursday, February 20, 2020 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(3) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(4) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided below.

(6) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
(In thousands, except per share amounts)	2019	2018	2019	2018
Net sales	$1,997,953	$1,896,796	$8,536,065	$8,064,552
Cost of sales	1,711,220	1,651,406	7,292,235	6,954,146
Gross profit	286,733	245,390	1,243,830	1,110,406

Operating expenses
Selling, general and administrative	272,241	223,567	1,172,401	997,411
Merger/acquisition and integration	73	1,406	1,437	4,937
Restructuring, asset impairment and other charges	2,835	32,277	13,050	37,546
Total operating expenses	275,149	257,250	1,186,888	1,039,894

Operating earnings (loss)	11,584	(11,860)	56,942	70,512

Other expenses and (income)
Interest expense	6,596	7,655	34,548	30,483
Loss on debt extinguishment	—	—	329	—
Postretirement benefit expense	126	179	19,803	159
Other, net	(242)	(193)	(1,313)	(828)
Total other expenses, net	6,480	7,641	53,367	29,814

Earnings (loss) before income taxes and discontinued operations	5,104	(19,501)	3,575	40,698
Income tax (benefit) expense	(369)	(5,474)	(2,342)	6,907
Earnings (loss) from continuing operations	5,473	(14,027)	5,917	33,791

(Loss) earnings from discontinued operations, net of taxes	(49)	19	(175)	(219)
Net earnings (loss)	$5,424	$(14,008)	$5,742	$33,572

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.15	$(0.39)	$0.16	$0.94
Loss from discontinued operations	—	—	—	(0.01)
Net earnings (loss)	$0.15	$(0.39)	$0.16	$0.93

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.15	$(0.39)	$0.16	$0.94
Loss from discontinued operations	—	—	—	(0.01)
Net earnings (loss)	$0.15	$(0.39)	$0.16	$0.93

Weighted average shares outstanding:
Basic	36,351	35,943	36,271	36,012
Diluted	36,351	35,943	36,271	36,022

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 28,	December 29,
(In thousands)	2019	2018
Assets
Current assets
Cash and cash equivalents	$24,172	$18,585
Accounts and notes receivable, net	345,320	346,260
Inventories, net	537,212	553,799
Prepaid expenses and other current assets	58,775	73,798
Property and equipment held for sale	31,203	8,654
Total current assets	996,682	1,001,096

Property and equipment, net	615,816	579,060
Goodwill	181,035	178,648
Intangible assets, net	130,434	128,926
Operating lease assets	268,982	—
Other assets, net	82,660	84,182

Total assets	$2,275,609	$1,971,912

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$405,370	$357,802
Accrued payroll and benefits	59,680	57,180
Other accrued expenses	51,295	43,206
Current portion of operating lease liabilities	42,440	—
Current portion of long-term debt and finance lease liabilities	6,349	18,263
Total current liabilities	565,134	476,451

Long-term liabilities
Deferred income taxes	43,111	49,254
Operating lease liabilities	267,350	—
Other long-term liabilities	30,272	50,463
Long-term debt and finance lease liabilities	682,204	679,797
Total long-term liabilities	1,022,937	779,514

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,351 and 35,952 shares outstanding	490,233	484,064
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,600)	(15,759)
Retained earnings	198,905	247,642
Total shareholders’ equity	687,538	715,947

Total liabilities and shareholders’ equity	$2,275,609	$1,971,912

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018
Cash flow activities
Net cash provided by operating activities	$180,192	$171,658
Net cash used in investing activities	(143,172)	(64,156)
Net cash used in financing activities	(31,219)	(104,300)
Net cash used in discontinued operations	(214)	(284)
Net increase in cash and cash equivalents	5,587	2,918
Cash and cash equivalents at beginning of the period	18,585	15,667
Cash and cash equivalents at end of the period	$24,172	$18,585

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				52 Weeks Ended
(In thousands)	December 28, 2019		December 29, 2018		December 28, 2019		December 29, 2018
Food Distribution Segment:
Net sales	$938,941	47.0%	$954,354	50.3%	$3,982,609	46.7%	$3,991,450	49.5%
Operating earnings (loss)	10,852		(14,308)		47,416		48,752
Military Segment:
Net sales	511,010	25.6%	513,347	27.1%	2,172,107	25.4%	2,166,843	26.9%
Operating (loss) earnings	(3,510)		(473)		(9,316)		5,647
Retail Segment:
Net sales	548,002	27.4%	429,095	22.6%	2,381,349	27.9%	1,906,259	23.6%
Operating earnings	4,242		2,921		18,842		16,113
Total:
Net sales	$1,997,953	100.0%	$1,896,796	100.0%	$8,536,065	100.0%	$8,064,552	100.0%
Operating earnings (loss)	11,584		(11,860)		56,942		70,512

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, free cash flow and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Kitchen operating losses” subsequent to the decision to exit these operations at the beginning of the third quarter, costs associated with organizational realignment, which include significant changes to the Company’s management team, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings. Prior year  adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the first year of Fresh Kitchen operations, which concluded during the first quarter of 2018. These items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net earnings (loss)	$5,424	$(14,008)	$5,742	$33,572
Loss (earnings) from discontinued operations, net of tax	49	(19)	175	219
Income tax (benefit) expense	(369)	(5,474)	(2,342)	6,907
Other expenses, net	6,480	7,641	53,367	29,814
Operating earnings (loss)	11,584	(11,860)	56,942	70,512
Adjustments:
LIFO expense	2,131	2,252	5,892	4,601
Depreciation and amortization	20,353	19,362	87,866	82,634
Merger/acquisition and integration	73	1,406	1,437	4,937
Restructuring, asset impairment and other charges	2,835	32,277	13,050	37,546
Fresh Kitchen start-up costs	—	—	—	1,366
Fresh Kitchen operating losses	690	—	2,894	—
Expenses associated with tax planning strategies	—	—	—	225
Stock-based compensation	578	606	7,313	7,646
Non-cash rent	(1,080)	(144)	(5,622)	(962)
Costs associated with Project One Team	—	—	5,428	—
Organizational realignment costs	—	—	1,812	—
Other non-cash charges	223	357	933	916
Adjusted EBITDA	$37,387	$44,256	$177,945	$209,421

Table 2: Reconciliation of Net Earnings (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Food Distribution:
Operating earnings (loss)	$10,852	$(14,308)	$47,416	$48,752
Adjustments:
LIFO expense	1,163	1,341	3,032	2,270
Depreciation and amortization	7,493	7,675	32,861	31,854
Merger/acquisition and integration	8	162	(122)	3,581
Restructuring, asset impairment and other charges	4,120	31,764	14,844	33,056
Fresh Kitchen start-up costs	—	—	—	1,366
Fresh Kitchen operating losses	690	—	2,894	—
Expenses associated with tax planning strategies	—	—	—	116
Stock-based compensation	284	308	3,603	3,626
Non-cash rent	129	41	482	157
Costs associated with Project One Team	—	—	2,877	—
Organizational realignment costs	—	—	960	—
Other non-cash charges (gains)	3	218	394	567
Adjusted EBITDA	$24,742	$27,201	$109,241	$125,345
Military:
Operating (loss) earnings	$(3,510)	$(473)	$(9,316)	$5,647
Adjustments:
LIFO expense	755	686	1,789	1,230
Depreciation and amortization	2,737	2,711	11,834	11,968
Merger/acquisition and integration	—	—	—	4
Restructuring gains	—	—	—	(801)
Expenses associated with tax planning strategies	—	—	—	28
Stock-based compensation	89	63	1,180	1,244
Non-cash rent	(91)	(74)	(374)	(323)
Costs associated with Project One Team	—	—	706	—
Organizational realignment costs	—	—	236	—
Other non-cash charges (gains)	2	21	(89)	50
Adjusted EBITDA	$(18)	$2,934	$5,966	$19,047
Retail:
Operating earnings	$4,242	$2,921	$18,842	$16,113
Adjustments:
LIFO expense	213	225	1,071	1,101
Depreciation and amortization	10,123	8,976	43,171	38,812
Merger/acquisition and integration	65	1,244	1,559	1,352
Restructuring (gains) charges and asset impairment	(1,285)	513	(1,794)	5,291
Expenses associated with tax planning strategies	—	—	—	81
Stock-based compensation	205	235	2,530	2,776
Non-cash rent	(1,118)	(111)	(5,730)	(796)
Costs associated with Project One Team	—	—	1,845	—
Organizational realignment costs	—	—	616	—
Other non-cash charges	218	118	628	299
Adjusted EBITDA	$12,663	$14,121	$62,738	$65,029

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Operating earnings (loss)	$11,584	$(11,860)	$56,942	$70,512
Adjustments:
Merger/acquisition and integration	73	1,406	1,437	4,937
Restructuring, asset impairment and other charges	2,835	32,277	13,050	37,546
Fresh Kitchen start-up costs	—	—	—	1,366
Fresh Kitchen operating losses	690	—	2,894	—
Expenses associated with tax planning strategies	—	—	—	225
Costs associated with Project One Team	—	—	5,428	—
Organizational realignment costs	—	—	1,812	—
Pension termination	11	—	59	—
Severance associated with cost reduction initiatives	25	355	509	1,023
Adjusted operating earnings	$15,218	$22,178	$82,131	$115,609
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings (loss)	$10,852	$(14,308)	$47,416	$48,752
Adjustments:
Merger/acquisition and integration	8	162	(122)	3,581
Restructuring, asset impairment and other charges	4,120	31,764	14,844	33,056
Fresh Kitchen start-up costs	—	—	—	1,366
Fresh Kitchen operating losses	690	—	2,894	—
Expenses associated with tax planning strategies	—	—	—	116
Costs associated with Project One Team	—	—	2,877	—
Organizational realignment costs	—	—	960	—
Pension termination	6	—	32	—
Severance associated with cost reduction initiatives	21	245	413	763
Adjusted operating earnings	$15,697	$17,863	$69,314	$87,634
Military:
Operating (loss) earnings	$(3,510)	$(473)	$(9,316)	$5,647
Adjustments:
Merger/acquisition and integration	—	—	—	4
Restructuring gains	—	—	—	(801)
Expenses associated with tax planning strategies	—	—	—	28
Costs associated with Project One Team	—	—	706	—
Organizational realignment costs	—	—	236	—
Pension termination	1	—	6	—
Severance associated with cost reduction initiatives	1	38	10	107
Adjusted operating (loss) earnings	$(3,508)	$(435)	$(8,358)	$4,985
Retail:
Operating earnings	$4,242	$2,921	$18,842	$16,113
Adjustments:
Merger/acquisition and integration	65	1,244	1,559	1,352
Restructuring (gains) charges and asset impairment	(1,285)	513	(1,794)	5,291
Expenses associated with tax planning strategies	—	—	—	81
Costs associated with Project One Team	—	—	1,845	—
Organizational realignment costs	—	—	616	—
Pension termination	4	—	21	—
Severance associated with cost reduction initiatives	3	72	86	153
Adjusted operating earnings	$3,029	$4,750	$21,175	$22,990

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings (Loss) from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	December 28, 2019		December 29, 2018
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings (loss) from continuing operations	$5,473	$0.15	$(14,027)	$(0.39)
Adjustments:
Merger/acquisition and integration	73		1,406
Restructuring, asset impairment and other charges	2,835		32,277
Fresh Kitchen operating losses	690		—
Severance associated with cost reduction initiatives	25		355
Pension termination	47		—
Total adjustments	3,670		34,038
Income tax effect on adjustments (a)	(856)		(8,575)
Total adjustments, net of taxes	2,814	0.08	25,463	0.71
Adjusted earnings from continuing operations	$8,287	$0.23	$11,436	$0.32

	52 Weeks Ended
	December 28, 2019		December 29, 2018
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$5,917	$0.16	$33,791	$0.94
Adjustments:
Merger/acquisition and integration	1,437		4,937
Restructuring, asset impairment and other charges	13,050		37,546
Fresh Kitchen start-up costs	—		1,366
Fresh Kitchen operating losses	2,894		—
Expenses associated with tax planning strategies	—		225
Costs associated with Project One Team	5,428		—
Organizational realignment costs	1,812		—
Loss on debt extinguishment	329		—
Severance associated with cost reduction initiatives	509		1,023
Pension termination	19,557		—
Total adjustments	45,016		45,097
Income tax effect on adjustments (a)	(11,022)		(11,139)
Impact of Tax Cuts and Jobs Act (b)	—		(494)
Total adjustments, net of taxes	33,994	0.94	33,464	0.93
Adjusted earnings from continuing operations	$39,911	$1.10	$67,255	$1.87

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)	Includes a $1.1 million tax benefit attributable to tax planning strategies related to the Tax Cuts and Jobs Act in 2018.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Total Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	December 28,	December 29,
(In thousands)	2019	2018
Current portion of long-term debt and finance lease liabilities	$6,349	$18,263
Long-term debt and finance lease liabilities	682,204	679,797
Total debt	688,553	698,060
Cash and cash equivalents	(24,172)	(18,585)
Total net long-term debt	$664,381	$679,475

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
(In thousands)	December 28, 2019	December 29, 2018
Net cash provided by operating activities	$180,192	$171,658
Less:
Purchases of property and equipment	74,815	71,495
Free cash flow	$105,377	$100,163

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	53 Weeks Ending January 2, 2021
	Low	High
Earnings from continuing operations	$0.93	$1.04
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.03	0.02
Costs associated with Project One Team	0.01	0.01
Exit of Fresh Kitchen	0.01	0.01
Pension termination	(0.01)	(0.02)
Restructuring and asset impairment	0.06	0.05
Severance associated with cost reduction initiatives	0.09	0.09
Adjusted earnings from continuing operations	$1.12	$1.20